NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 10, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

CanArgo Energy Corporation

Common Stock, $0.10 par value

         Commission File Number - 001-32145

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a) Section 803(A)(1) of the NYSE Amex LLC Company Guide (the "Company Guide")  Company Guide which requires that a listed issuer’s board of directors be comprised of a majority of independent directors;

(b) Section 803(B)(2) which requires that a listed issuer’s audit committee be comprised of at least three independent members;

(c) Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years;

(d) Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years;

(e) Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years and;

(f) Section 1003(a)(iv) of the Company Guide  which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

2.

The Common Stock of CanArgo Energy Group, Inc. (the "Company" or "CanArgo") does not qualify for continued listing due to the following:

(a)

Following the resignation of an independent member of the Company’s board of directors on December 8, 2008, the Company had only two independent directors out of four on its board of directors and two independent members on its audit committee;

(b)

On January 2, 2009, the Company announced that it missed a scheduled interest payment to the holders of its senior subordinated debt and had a large working capital deficit;

(c)

 The Company has incurred losses from continuing operations and net losses in its five   most recent fiscal years as follows:

                                    Years Ended December 31,                   Loss from Continuing Operations           Net Loss

                                     2007

($46,581,000)

($53,770,000)

                                     2006

($48,519,000)

($60,541,000)

                                     2005

($11,015,000)

($12,335,000)

                                     2004

($5,300,000)

($4,757,000)

                                     2003

($756,000)

($7,322,000)

(d) On February 28, 2009 the Company released preliminary numbers for the year ended December 31, 2008. Based on those preliminary numbers, at December 31, 2008 the Company had a stockholders’ deficit of $17.3 million and for the year ended December 31, 2008 the Company reported a net loss of $54.7 million.

3.

In reviewing the eligibility of the Company's Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 5, 2009 the Exchange notified the Company that it was not in compliance with Section 1003(a)(iv) of the Company Guide. The Company was given the opportunity to submit a plan of compliance to the Exchange by February 5, 2009 indicating how CanArgo intended to regain compliance with the continued listing standards by July 6, 2009;

(b)

On January 23, 2009  the Exchange notified the Company that it was not in compliance with Sections 803(A)(1) and 803(B)(2) of the Company Guide. The Company was given until the earlier of its next annual shareholder meeting or one year to comply with Sections 803(A)(1) and 803(B)(2) of the Company Guide;

(c)

On February 17, 2009 the Company submitted its plan of compliance to the Exchange related to its ability to regain compliance with Section 1003(a)(iv) of the Company Guide. Staff made the determination that the Company’s plan of compliance did not make a reasonable demonstration of the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide.

(d)

On March 27, 2009, the Exchange notified CanArgo that it was not in compliance with certain additional continued listing standards and was subject to removal from listing in accordance with certain of the Exchange's continued listing requirements, as set forth in Parts 1 and 10 of the Company Guide. In particular, the Company was not in compliance with Sections 803(A)(1), 803(B)(2), and  1003(a)(iv) of the Company Guide and was subject to removal (the "Staff Determination"). The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel ("Panel") within seven days of the Staff Determination, or by April 3, 2009; and

(e) The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange's continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Jeffrey Wilkins, Chief Financial Officer of CanArgo Energy Corporation.

/s/

Claudia Crowley

Chief Regulatory Officer

NYSE Amex LLC